ROYALTY AGREEMENT

This ROYALTY AGREEMENT (this “Agreement”) is entered into on November 29, 2021 by and between ElecJet, Inc., a Delaware corporation (“Company”), and Sam Gong and Wade Lin (“Principal Shareholders”, as that term is used in the merger agreement of even date hereof (the “Merger Agreement”)).  Company and Principal Shareholders are collectively referred to as Parties, and individually as Party.

WHEREAS, concurrent with the execution of this Agreement, the Company and Principal Shareholders, among other parties thereto, are entering into a Merger Agreement (as it may be amended, modified or supplemented in accordance with its terms); and

WHEREAS, following the closing of the transaction contemplated under the Merger Agreement (the “Closing”), the Company desires to build its initial factory (“Factory”) to manufacture batteries in the territory of the United States; and

WHEREAS, as a material inducement for the Parties to enter into this Agreement and consummate the Merger, the Parties agree to enter into a royalty agreement providing for royalties to be paid by Company for net sales of batteries produced by the Factory,

NOW, THEREFORE, for good and valuable consideration, the Parties hereto agree as follows:

1.Definitions

a.“Net Sales” means gross invoice amount billed to customers of the Factory for batteries produced by the Factory, less any bona fide returns supported by credit memoranda actually issued to the customers, and less any deduction for any uncollectible accounts.

b.“Starting Date” means the date at which the Factory begins for the first time to invoice customers for batteries produced by the Factory.

c.“Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter encompassing the Starting Date shall be defined as commencing on the Starting Date and ending on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Starting Date.  The end of each Calendar Quarter is the last day of that Quarter, and is called the Quarterly Ending Date.

2.Royalty on Net Sales.  Beginning from the Starting Date, upon the end of each Calendar Quarter until terminated according to the terms of Section 3 of this Agreement, Company shall pay a royalty of one and one-half percent (1.5%) of Net Sales that occurred over the just-ended Calendar Quarter  (“Royalty Payment”) to the entity whose name is to be provided to Company by Principal Shareholders  (the “Payee”).

3.Termination.  Royalty Payments shall continue to be paid by Company for a period of ten (10) years from the Starting Date, or until the total of the Royalty Payments equal fifty Million Dollars ($50,000,000), whichever occurs first.

4.Payment. All Royalty Payments to Payee shall be made quarterly by Company not later than the forty fifth (45th) day (the "Due Date") after the end of the Calendar Quarter to which the payment relates.

5.Accounting Statements. Company shall provide Payee with a statement of royalties due Payee under this Agreement on or before the Due Date for the Calendar Quarter to which the payment relates, setting forth the amount due to Payee for that Calendar Quarter and, in reasonable detail, the factual basis for calculating the amount.

6.Entire Agreement. This Agreement constitutes the complete and exclusive statement of the terms and conditions between the Parties, which supersedes and merges all prior proposals, understandings, and all other agreements, oral and written, between the Parties relating to the subject of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

COMPANY

Elecjet Corp..

By: /s/ Kent Wilson
Kent Wilson
Its Authorized Officer

Principal Shareholders:

By: /s/ Samuel Gong Samuel Gong

By: /s/ Wade Lin Wade Lin